EXHIBIT 2.2


                      IN THE UNITED STATES BANKRUPTCY COURT
                          FOR THE DISTRICT OF DELAWARE



- - - - - - - - - - - - - - - - - - - - - - - - - x
                                                  :
                                                  :    Chapter 11
In re:                                            :
                                                  :    Case No. 02-12986 (MFW)
GENTEK INC., et al.,                              :
and NOMA COMPANY,                                 :    Jointly Administered
                                                  :
                              Debtors.            :
                                                  x
- - - - - - - - - - - - - - - - - - - - - - - - -



                              FIRST MODIFICATION TO
   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
                OF GENTEK INC., ET AL., AND NOMA COMPANY, DEBTORS


D. J. Baker                                                        Domenic E. Pacitti (I.D. No. 3989)
Rosalie Walker Gray                                                J. Kate Stickles (I.D. No. 2917)
Adam S. Ravin                                                      SAUL EWING LLP
SKADDEN, ARPS, SLATE, MEAGHER                                      222 Delaware Avenue
& FLOM LLP                                                         P.O. Box 1266
Four Times Square                                                  Wilmington, Delaware 19899
New York, New York 10036-6522                                      Telephone: (302) 421-6800
Telephone: (212) 735-3000                                          Fax: (302) 421-6813
Fax: (212) 735-2000
                                                                   Attorneys for Debtor and
     -and-                                                         Debtor-in-Possession Noma Company

Mark S. Chehi (I.D. No. 2855)                                      Neil B. Glassman (I.D. No. 2087)
Jane M. Leamy (I.D. No. 4113)                                      Charlene D. Davis (I.D. No. 2336)
SKADDEN, ARPS, SLATE, MEAGHER                                      THE BAYARD FIRM
& FLOM LLP                                                         222 Delaware Avenue, Suite 900
One Rodney Square                                                  Wilmington, Delaware 19899
Wilmington, Delaware 19899                                         Telephone: (302) 655-5000
Telephone: (302) 651-3000                                          Fax: (302) 658-6395
Fax: (302) 651-3001
                                                                   Attorneys for Debtor and Debtor-in-Possession
Attorneys for Debtors and                                          GenTek Inc. regarding Noma Company and for
Debtors-in-Possession                                              Debtors and Debtors-in-Possession other than
(excluding Noma Company)                                           Noma Company regarding certain matters



Dated:   October 3, 2003
         Wilmington, Delaware

                              FIRST MODIFICATION TO
   JOINT PLAN OF REORGANIZATION UNDER CHAPTER 11, TITLE 11, UNITED STATES CODE
                OF GENTEK INC., ET AL., AND NOMA COMPANY, DEBTORS
                -------------------------------------------------


                                  Introduction
                                  ------------

         In accordance with Section 1129, Title 11, of the United States Code (the "Bankruptcy Code") and Section 12.4 of the Joint Plan of Reorganization Under Chapter 11, Title 11, United States Code of GenTek Inc., et al., and Noma Company, Debtors, dated August 28, 2003 (the "Plan"), GenTek Inc. and certain of its subsidiaries and affiliates, including Balcrank Products, Inc., Big T-2 Company LLC, Binderline Draftline, Inc., Con-X Corporation, Defiance, Inc., Defiance Kinematics Inc., Defiance Precision Products, Inc., Defiance Precision Products Management LLC, Defiance Precision Products Manufacturing LLC, Defiance Testing, and Engineering Services, Inc., Electronic Interconnect Systems, Inc., Fini Enterprises, Inc., General Chemical Corporation, HN Investment Holdings, Inc., Hy-Form Products, Inc., Krone Digital Communications Inc., Krone Incorporated, Krone International Holding Inc., Krone Optical Systems Inc., Krone USA, Incorporated, Noma Company, Noma Corporation, Noma O.P., Inc., PCT Mexico Corporation, Printing Developments, Inc., Reheis, Inc., Toledo Technologies Inc., Toledo Technologies Management LLC, Toledo Technologies Manufacturing LLC, Vigilant Networks LLC, and Waterside Urban Renewal Corporation (collectively, the "Debtors"), hereby modify the Plan as set forth below.

         The modifications are reflected either by the addition of new text, identified by underlining (additions), or the deletion of pre-existing text,
                           ---------
identified by strikethrough (deletions).

         The modifications are made with the consent of the Existing Lenders and the Creditors Committee.

         The modifications will not cause the Plan to fail to meet the requirements of Sections 1122 and 1123 of the Bankruptcy Code. Furthermore, the modifications are not material and will not adversely impact the rights of any parties in interest. Therefore, compliance with Section 1125 of the Bankruptcy Code is not required with respect to the modifications.

         Capitalized terms used herein but not defined have the meanings ascribed to such terms in the Plan.



                         Modification to Section 4.1(b)
                         ------------------------------

         Section 4.1(b) of the Plan is modified to supplement the treatment of Priority Tax Claims in response to certain objections to the Plan. Section 4.1(b) as modified shall provide as follows:

         4.1      Unclassified Claims

                  (b)      Priority Tax Claims

                  Each holder of an Allowed Priority Tax Claim shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed Priority Tax Claim, (i) on, or as soon as reasonably practicable after, the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, Cash equal to the unpaid portion of such Allowed Priority Tax Claim, (ii) such different treatment as to which the applicable Debtor and such holder shall have agreed upon in writing, or (iii) at the Reorganized Debtors' sole discretion, deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim, over a period not exceeding six (6) years after the date of assessment of such Allowed Priority Tax Claim.


                  If the Reorganized Debtors elect to provide the treatment described in subsection (iii) above as to a particular Allowed Priority Tax Claim, the holder of such Allowed Claim shall receive the amount of such holders' Allowed Claim, with interest at the rate of five percent (5%) per annum, in equal quarterly payments, with the first payment to be made on the last day of the first full calendar quarter following the later of the Effective Date or the date of assessment, and continuing on the last day of each calendar quarter thereafter, with the final payment to be made no later than the date that is six (6) years after the date of assessment of such Allowed Priority Tax Claim.

                  If the event that the Reorganized Debtors fail to make any payments required by this Plan to be made to any holder of an Allowed Priority Tax Claim, and such failure is not cured within ten (10) days after service by such holder upon the Reorganized Debtors of a written notice of default, such holder shall have the right to (i) enforce the entire amount of its Allowed Claim, (ii) exercise any and all rights and remedies under applicable non-bankruptcy law with respect to its Allowed Claim, and (iii) seek such relief as may be appropriate from the Bankruptcy Court. Nothing in this Plan shall affect the ability of the Internal Revenue Service to assert any rights or interests it may have pursuant to 26 U.S.C. ss. 6672 or 26 U.S.C. ss. 3505 held by the Internal Revenue Service.

                  Any valid setoff or recoupment rights held by holders of Allowed Priority Tax Claims with respect to any Allowed Priority Tax Claims shall be preserved notwithstanding any provision of this Plan to the contrary, subject to the rights of the Reorganized Debtors to contest such rights on any basis other than preclusion by the Plan.




                         Modification to Section 4.3(g)
                         ------------------------------

         Section 4.3(g) of the Plan is modified to provide flexibility as to the means for liquidating the California Tort Claims and to include conforming language relating to the sharing of Preference Claim Litigation Trust Proceeds, consistent with similar provisions contained in Sections 4.3(d) and 4.3(e).
Section 4.3(g) as modified shall provide as follows:

         4.3      Impaired Classes of Claims

                  (g)      Class 10:  California Tort Claims

                  In the event that Class 10 Acceptance is obtained, in full satisfaction, settlement, release, and discharge of and in exchange for the California Tort Claims, the automatic stay imposed by Section 362(a) of the Bankruptcy Code shall be lifted to the extent necessary to enable the holders of California Tort Claims to prosecute such Claims before an appropriate judicial forum in California in accordance with applicable non-bankruptcy law and, if a final award in favor of such holders is made by final judgment or settlement agreement, to pursue the Cash proceeds that may thereafter be recoverable by such holders from any applicable liability insurance policy or policies under which the Debtor General Chemical Corporation is an insured party in an amount up to the judgment or settlement amount, as limited by the terms of any applicable policy and applicable insurance, including the amount and type of coverage, if any, available under such policy or policies. Debtor General Chemical shall cooperate fully with its insurers in the defense of the litigation in accordance with its obligations under applicable insurance policies. Nothing herein shall be deemed to give any holder of a California Tort Claim any right of direct action against any insurer, and no provision hereof shall be deemed to constitute an assignment of any insurance policy or of an interest therein. Each holder of a California Tort Claim shall be deemed to have waived the right to seek any recovery from the Debtors on account of such holder's Claim, and no such holder shall receive any distribution of property on account of such holder's Claim under the Plan. All California Tort Claims shall be discharged as against the Debtors as of the Effective Date.


                  In the event that Class 10 Acceptance is not obtained, the Debtors may, without limitation, file an objection to the California Tort Claims and may thereafter seek to have such Claims liquidated as determined by the United States District Court for the District of Delaware (or such other district court as determined in accordance with Section 157(b)(5) of Title 28 of the United States
         Code) or otherwise. During the pendency of such objection, the automatic stay imposed by Section 362(a) of the Bankruptcy Code shall remain in effect as to California Tort Claims (unless lifted by order of the Bankruptcy Court). If and to the extent such Claims are Allowed, in full satisfaction, settlement, release, and discharge of and in exchange for such Allowed California Tort Claims, the holders of such Allowed California Tort Claims shall receive on the Distribution Date a distribution of New GenTek Common Stock and New GenTek Warrants that provides the holders of Allowed California Tort Claims with the same number of shares of New GenTek Common Stock and New GenTek Warrants per dollar of any uninsured portion of their Allowed Claims as was received by those holders of Allowed Claims in Classes 7 and 8 who received distributions pursuant to the Equity Option. Nothing contained herein shall be deemed to limit any rights of holders of Allowed California Tort Claims to pursue any applicable insurance coverage. Additionally, in the event that Class 10 Acceptance is not obtained, holders of Allowed California Tort Claims shall also be entitled to receive, from time to time as determined by the Litigation Trust Committee, their Pro Rata share based on any uninsured portion of their Allowed Claim, along with holders of Allowed Trade Vendor Claims, holders of Allowed General Unsecured Claims, holders of Allowed Pennsylvania Tort Claims if
         Class 11 Acceptance is not obtained, and holders of Allowed Pennsylvania Tort Claims who exercise their Class Opt Out Rights if Class 11 Acceptance is obtained, of 25% of any of the Preference Claim Litigation Trust Proceeds available on the dates that such proceeds are distributed by the Litigation Trust Committee. Notwithstanding the foregoing, any component of a California Tort Claim that falls within the definition of Non-Compensatory Damage Claims shall be treated as Non-Compensatory Damage Claims, and, thus, shall receive no distribution of any kind from the Debtors or their Estates.




                         Modification to Section 6.3(d)
                         ------------------------------

         Section 6.3(d) is modified to more accurately reflect certain tax planning initiatives of the Debtors relating to Intercompany Claims. Section 6.3(d) as modified shall provide as follows:

         6.3      Restructuring Transactions

                  (d)      Intercompany Claim Transactions


                  On the Effective Date, for tax planning purposes, all Intercompany Claims between Debtors, other than those specified in subsections (i) through (vii) below, shall be capitalized, satisfied, or preserved either directly or indirectly or in whole or part. (In those cases where the debtor entity is not a direct or indirect subsidiary of the creditor entity, it will be necessary to effectuate a dividend or series of dividends to transfer the debt to the appropriate entity for capitalization.)

                  The following Intercompany Claims shall be fully or partially preserved for tax planning purposes, as set forth below: (i) four receivables totaling $6,873,556.23 (the "EIS Receivable") owed by Noma Company to the following Electronic Interconnect Systems, Inc. ("EIS") facilities shall be preserved in full: EIS-Mineral Wells ($3,320,556.00), EIS Noma Imuris ($66,533.37), EIS-Noma Juarez
         ($3,486,005.80), and EIS-Noma Nogales ($461.06); (ii) two receivables totaling $756,800.65 (in the amounts of $164,537.85 and $592,262.80, respectively) owed to Noma Company by EIS shall be offset against the EIS Receivable; (iii) $428,745.00 owed by Noma Company to Noma Corporation shall be preserved; (iv) $284,980.00 owed by Noma Company to Noma O.P. shall be preserved; (v) $45,022,655.71 owed by Krone, Inc. to General Chemical Corporation shall be preserved; (vi) Reheis Ireland (a non-Debtor) shall offset $1,621,000 of pre-petition debt owed by Reheis, Inc. against $4,635,000 of pre-petition debt Reheis Ireland owes to General Chemical Corporation as of May 31, 2003; and (vii) $250,000,000.00 owed by General Chemical Corporation to GenTek Inc. will be preserved. As to the Intercompany Claim owed by General Chemical Corporation to GenTek Inc., the foregoing incorporates General Chemical Corporation's use of its equity interest in GenTek Financial Services Ltd. to satisfy a portion of such Claim, leaving a balance of $250,000,000.00.

                  The aggregate amount of Intercompany Claims to be capitalized, satisfied or preserved is $825,800,000.




                         Modification to Section 6.9(a)
                         ------------------------------

         Section 6.9(a) is modified to provide additional time for the designation of the final member of the board of directors of Reorganized GenTek, all other members having been timely designated. Section 6.9(a) as modified shall provide as follows:

         6.9      Directors of Reorganized Debtors


                  (a) The initial Board of Directors of Reorganized GenTek shall be comprised of eight (8) directors, consisting of, except as otherwise provided herein, (i) five (5) directors designated by the steering committee of the Existing Lenders; (ii) the current Chief Executive Officer of GenTek; and (iii) two (2) directors designated by the Existing Lender Agent, which two directors are Persons or representatives of Persons who own or have investment control over a substantial amount of the Existing Lender Claims. To the extent practicable, the designation of directors pursuant to clauses (i) and (iii) of this subsection shall be made at least five (5) days prior to the Confirmation Hearing and shall be announced in a filing made with the Bankruptcy Court no later than five (5) days prior to the Confirmation Hearing. If not then designated and announced, and if not designated and announced at the Confirmation Hearing, any vacancy on the board existing as of the Effective Date shall be filled in accordance with the terms of the Certificate of Incorporation of Reorganized GenTek and the By-laws of Reorganized GenTek. Such designations shall be final and binding for all purposes subject to the Certificate of Incorporation of Reorganized GenTek and the By-laws of Reorganized GenTek.




                          Modification to Section 6.11
                          ----------------------------

         Section 6.11 is modified to cure certain objections to the Plan relating to Abandoned Properties. The modification is without prejudice to the rights of the Reorganized Debtors to assert discharge or release under the Plan or the Bankruptcy Code. Section 6.11 as modified shall provide as follows:

         6.11     Revesting of Assets; Release of Liens; Effective Date
                  Restructurings

                  Subject to the Restructuring Transactions, and except as otherwise provided herein, the property of each Debtor's Estate, together with any property of each Debtor that is not property of its Estate and that is not specifically disposed of pursuant to the Plan shall revest in the applicable Debtor on the Effective Date. Thereafter, each Reorganized Debtor may operate its business and may use, acquire, and dispose of such property free of any restrictions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Court, the Canadian Proceedings, and the Canadian Court. As of the Effective Date, all such property of each Reorganized Debtor shall be free and clear of all Claims and Interests, except as specifically provided in the Plan or the Confirmation Order.


                    Debtor General Chemical Corporation shall transfer and convey ownership of the Abandoned Properties to Waterside Urban Renewal Corporation, by delivering and recording deeds. Neither the Debtors nor the Reorganized Debtors, except Waterside Urban Renewal Corporation, shall have any interest in any of the Abandoned Properties.




                          Modification to Section 6.12
                          ----------------------------

         Section 6.12 is modified to clarify the scope of corporate indemnity that can be afforded to directors, officers and employees for post-Effective Date acts and occurrences. Section 6.12 as modified shall provide as follows:

         6.12     Indemnification of Debtors' Directors, Officers, and Employees


         (a) Upon the Effective Date, the certificate of incorporation, memorandum of association, articles of association and by-laws, as applicable, of Reorganized GenTek and each Reorganized Subsidiary Debtor shall contain provisions which (i) eliminate the personal liability of the Debtors' former, present, and future directors and officers for monetary damages resulting from breaches of their fiduciary duties (x) before the Effective Date other than for willful misconduct or gross negligence and (y) on or after the Effective Date to the fullest extent permitted by applicable law in the state or province in which the subject Reorganized Debtor is organized; and (ii) require such Reorganized Debtor, subject to appropriate procedures, to indemnify those of the Debtors' directors, officers, and other key employees (as identified by the Chief Executive Officer of the Reorganized Debtors) serving immediately prior to, on, or after the Effective Date for all claims and actions (x) other than for willful misconduct or gross negligence if based upon pre-Effective Date acts and occurrences and (y) to the fullest extent permitted by applicable law in the state or province in which the subject Reorganized Debtor is organized if based upon post-Effective Date acts or occurrences.



         On or as of the Effective Date, the Reorganized Debtor shall enter into separate written agreements providing for the indemnification of each Person who is a director, officer, or member of management of such Reorganized Debtor as of the Effective Date on terms that are in all material respects substantially similar to the terms provided pursuant to any and all written agreements the Reorganized Debtors may enter into with any Person designated as a director of the Board of Directors of any of the Reorganized Debtors.



                           Modification to Section 7.5
                           ---------------------------

                  Article VII of the Plan is modified to include an additional subsection (d) to address concerns of Honeywell International Inc. Section 7.5(d) shall provide as follows:

         7.5      Delaware Valley South Plant Contracts and Leases


         (d) The orders dated July 28, 2003 and September 22, 2003 under Sections 105(a) and 363(b) of the Bankruptcy Code and Rule 9019(a) of the Bankruptcy Rules approving (a) a consent settlement between General Chemical Corporation and Honeywell International Inc. and (b) a limited mutual release between General Chemical Corporation and Honeywell International Inc. are incorporated herein by reference. All rights, interests, entitlements and obligations of General Chemical Corporation and Honeywell International Inc. under such orders and under the consent settlement and mutual release approved by such orders shall continue in full force and effect.




                 Modification to Article VII / New Section 7.10
                 ----------------------------------------------

         Article VII of the Plan is modified to include an additional Section 7.10, entitled "Certain Affiliate Contract Issues (Latona and Prestolite Wire Corporation)," to provide for the disposition of agreements in effect with Latona and Prestolite Wire Corporation. Section 7.10 shall provide as follows:

         7.10 Certain Affiliate Contract Issues (Latona and Prestolite Wire Corporation)


                  (a) The Management Agreement dated as of April 30, 1999, between GenTek and Latona, shall be terminated by agreement as of the Effective Date.

                  (c) The Management Agreement dated as of August 25, 2000, between GenTek and Prestolite Wire Corporation ("Prestolite") shall be rejected as of the Effective Date. Prestolite reserves its right to assert, and the Debtors reserve their rights to contest, (i) unsecured rejection damage claims and (ii) administrative priority claims for all amounts unpaid, from the Petition Date through the Effective Date under the terms of such Management Agreement.




                          Modification to Section 12.10
                          -----------------------------

         Section 12.10 is modified to cure certain objections to the Plan relating to environmental issues. The deletion in subsection (c) relating to Abandoned Properties is without prejudice to the rights of the Reorganized Debtors to assert discharge or release under the Plan or the Bankruptcy Code.
Section 12.10 as modified shall provide as follows:

         12.10    Discharge of the Debtors

                  (a) Except as otherwise provided herein or in the Confirmation Order, all consideration distributed under the Plan shall be in exchange for, and in complete satisfaction, settlement, discharge, and release of, all Claims of any nature whatsoever against the Debtors or any of their assets or properties and, regardless of whether any property shall have been abandoned by order of the Bankruptcy Court, retained, or distributed pursuant to the Plan on account of such Claims, upon the Effective Date, the Debtors, and each of them, shall
         (i) be deemed discharged and released under Section 1141(d)(1)(A) of the Bankruptcy Code from any and all Claims, including, but not limited to, demands and liabilities that arose before the Effective Date, and all debts of the kind specified in Section 502 of the Bankruptcy Code, whether or not (A) a Proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, (B) a Claim based upon such debt is Allowed under Section 502 of the Bankruptcy Code, or (C) the holder of a Claim based upon such debt accepted the Plan, and (ii) terminate all GenTek Interests.


                  (b) As of the Effective Date, except as provided in the Plan, in the Confirmation Order, or, as to matters involving Canadian law, in the Confirmation Recognition Order all Persons shall be precluded from asserting against the Debtors or the Reorganized Debtors, any other or further Claims, debts, rights, causes of action, liabilities, or equity interests relating to the Debtors based upon any act, omission, transaction, or other activity of any nature that occurred prior to the Effective Date. In accordance with the foregoing, except as provided in the Plan, the Confirmation Order or, as to matters involving Canadian law, in the Confirmation Recognition Order, the Confirmation Order shall be a judicial determination of discharge of all such Claims and other debts and liabilities against the Debtors and termination of all GenTek Interests, pursuant to Sections 524 and 1141 of the Bankruptcy Code, and such discharge shall void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.

                  (c) Notwithstanding any provision in the Confirmation Order, nothing in this Section 12.10 or in Section 12.11 or the Confirmation Order shall release, discharge, impair or preclude (i) any Claim that has not arisen as of the Effective Date that the United States Environmental Protection Agency, any state environmental agency, or Honeywell International Inc. may have against the Debtors or that any Canadian or provincial environmental protection agency may have against Noma Company or (ii) any rights or remedies of the United States Environmental Protection Agency, any state environmental protection agency, Honeywell International Inc. or any Canadian or provincial environmental protection agency that are not within the definition of "claim" as set forth in Section 101(5) of the Bankruptcy Code.


         The discharge of the Debtors pursuant to the Plan is not intended to limit in any way the Debtors' insurance coverage or to deprive any third party of any rights to such coverage that may otherwise exist.



                          Modification to Section 12.11
                          -----------------------------

         Section 12.11 is modified to include an additional subsection (d) in response to certain informal objections received from the Department of Justice on behalf of the United States. Section 12.11(d) shall provide as follows:

         12.11    Injunction


                  (d) Notwithstanding any other provisions of this Plan or the Confirmation Order to the contrary, the rights, if any, of the United States to assert setoff are preserved, without prejudice to the rights, if any, of the Debtors to contest any such assertion on any grounds other than preclusion by the provisions of this Plan or the Confirmation Order.




Dated:  October 3, 2003

                                           GenTek Inc.
                                           (for itself and on behalf of the
                                           Subsidiary Debtors
                                           other than Noma Company)

                                           By:   /s/ Matthew R. Friel
                                                ----------------------------
                                           Name:    Matthew R. Friel
                                           Title:   Vice President and Chief
                                           Financial Officer


                                           Noma Company


                                           By:   /s/ Matthew R. Friel
                                                ----------------------------
                                           Name:    Matthew R. Friel
                                           Title:   Vice President



D. J. Baker
Rosalie Walker Gray
Adam S. Ravin
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036-6522
Telephone: (212) 735-3000
Fax: (212) 735-2000

Mark S. Chehi (I.D. No. 2855)
Jane M. Leamy (I.D. No. 4113)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
One Rodney Square
Wilmington, Delaware 19899
Telephone: (302) 651-3000
Fax: (302) 651-3001

Attorneys for Debtors and Debtors-in-Possession
(excluding Noma Company)

-and-

Neil B. Glassman (I.D. No. 2087)
Charlene D. Davis (I.D. No. 2336)
THE BAYARD FIRM
222 Delaware Avenue, Suite 900
Wilmington, Delaware 19899
Telephone: (302) 655-5000
Fax: (302) 658-6395

Attorneys for Debtor and Debtor-in Possession
GenTek Inc. regarding Noma Company
and for Debtors and Debtors-in-Possession other than Noma Company regarding certain matters

-and-

Domenic E. Pacitti (I.D. No. 3989)
J. Kate Stickles (I.D. No. 2917)
SAUL EWING LLP
222 Delaware Avenue
P.O. Box 1266
Wilmington, Delaware 19899
Telephone: (302) 421-6800
Fax: (302) 421-6813

Attorneys for Debtor and Debtor-in-Possession
Noma Company